Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) ANNOUNCES EXPANSION OF BOARD OF
DIRECTORS AND APPOINTMENT OF GRETCHEN M. DUDNEY

Rockville, Maryland, August 10, 2006 ― Bresler & Reiner, Inc. announced today that its Board of Directors has increased the size of the Board of Directors from nine to ten members and appointed Gretchen M. Dudney to fill the vacancy created by the expansion.

Gretchen M. Dudney is an experienced real estate professional with extensive knowledge and experience in commercial real estate development in the Greater Washington, DC region.  She currently is an independent consultant to real estate developers in the Washington, DC region and an Adjunct Professor of Real Estate in Johns Hopkins University’s Masters of Science in Real Estate program.  From 1995 to 2005 Ms Dudney worked for The Kaempfer Company, a diversified real estate development firm in Washington.  Ms Dudney received a BFA degree from Southern Methodist University in 1973 and an MBA from Harvard University in 1978.

Sidney M. Bresler, Chief Executive Officer, stated that “we at Bresler & Reiner feel very fortunate that Gretchen Dudney has agreed to join our Board and are confident that her wealth of knowledge and experience in real estate development in the Washington Region will be of great value to us going forward.  We have known Gretchen from our joint ventures with The Kaempfer Company and look forward to our new relationship with her.”

About the Company:

Bresler & Reiner, Inc. owns and develops land and residential, commercial and hospitality properties, principally in the Washington, D.C.; Wilmington, Delaware; Philadelphia, Pennsylvania; Houston, Texas; Baltimore, Maryland; the Maryland and Delaware Eastern Shore; and Orlando, Florida metropolitan areas.

Supplemental Information:

SEC Filings (Forms 10-Q and 10-K) and supplemental information packages (Form 8-K’s) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Robert O. Moore, CFO

Bresler & Reiner, Inc.

11200 Rockville Pike, Suite 502

Rockville, Maryland  20852

(301) 945-4300, ext 150

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs, and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.